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                                                                Exhibit 12
                        WASHINGTON NATURAL GAS COMPANY
              Computations of Ratio of Earnings to Fixed Charges
                                 Consolidated
                                (in thousands)


                                               12 Mos. Ended    12 Mos. Ended
                                                 June 30          June 30
                                                  1996             1995
                                               ------------     ------------

Fixed Charges, as defined:
       Interest on long-term debt                   26,293           28,091
       Interest on short-term debt                   1,496            1,478
       Amortization of Debt Discount                   383              372
       Other interest expense                        4,122            1,529
       Interest charges capitalized                    930              330
       Interest portion of rentals                   1,149            1,254
                                               ------------     ------------

       Total fixed charges                          34,373           33,054


Earnings, as defined:
       Net Income (loss) from
          Continuing operations                     27,627           18,951
       Add: Federal Income taxes                    13,425            8,962
                                               ------------     ------------
       Pre-tax income from continuing               41,052           27,913
         operations
       Add total fixed charges above                34,373           33,054
       Less adjustments to fixed charges
          (a) Interest capitalized during the
              period                                  (930)            (330)
                                               ------------     ------------
       Total earnings available for fixed
         charges                                    74,495           60,637

Ratio of earnings to fixed charges                    2.17             1.83
                                               ============     ============

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